UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 10, 2025
 NPK International Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-02960	72-1123385
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9320 Lakeside Boulevard,	Suite 100
The Woodlands,	Texas	77381
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (281) 362-6800

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	NPKI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On March 10, 2025, the Board of Directors (the “Board”) of NPK International Inc. (“the Company”) elected to increase the size of the Board from seven directors to eight directors effective March 10, 2025 and appointed Mr. Joseph A. Cutillo to fill the resulting vacancy. Mr. Cutillo was identified through a robust director search process that was started by the Company in December 2024 and was conducted by the Company’s executive search firm, Russell Reynolds Associates.
Mr. Cutillo has served as the Chief Executive Officer of Sterling Infrastructure, Inc. (NASDAQ: STRL) (“Sterling”) since 2017. Prior to his appointment as Chief Executive Officer of Sterling, Mr. Cutillo held varying positions of increasing responsibility at Sterling, including Vice President, Strategy & Business Development, Executive Vice President and Chief Business Development Officer and President. Prior to joining Sterling, Mr. Cutillo was President and Chief Executive Officer of Inland Pipe Rehabilitation LLC, a private equity-backed trenchless pipe rehabilitation company, from August 2008 to October 2015. Mr. Cutillo currently serves on the board and executive committee of the American Road and Transportation Builders Association and as a member of the Northeastern University Civil and Environmental Engineering Industry Advisory Board. In December 2024, Mr. Cutillo was appointed to the Working Group on Covered Resources for the Federal Highway Administration. He holds a B.S. in Mechanical Engineering from Northeastern University, where he was a member of the National Honor Society for Mechanical Engineers.
Mr. Cutillo will separately stand for election to the Board at our 2025 Annual Meeting of Stockholders. Concurrently with his appointment to the Board, Mr. Cutillo has been appointed to the Audit, Compensation and Environmental, Social and Governance Committees of the Board. The Board has affirmatively determined that Mr. Cutillo is “independent” as that term is defined by The New York Stock Exchange listing standards and the standards set forth in the Company’s Corporate Governance Guidelines. Mr. Cutillo does not have a material interest in any transaction that is required to be disclosed under Item 404(a) of Regulation S-K. There is no arrangement or understanding between Mr. Cutillo and any other person pursuant to which he was selected as a director. Mr. Cutillo will receive a pro-rated annual cash retainer consistent with that provided to other non-employee directors.
In connection with his appointment as a member of the Board effective March 10, 2025, Mr. Cutillo entered into an Indemnification Agreement with the Company in form substantially consistent with the Form of Indemnification Agreement, incorporated by reference to Exhibit 4.1 to the Company’s Quarterly Report on Form 10-Q filed on July 25, 2014. Such Indemnification Agreement requires the Company to indemnify the director to the fullest extent permitted by law against liability that may arise by reason of their service as a Board member, and to advance certain expenses incurred as a result of any proceeding as to which they could be indemnified.
A copy of the press release announcing the appointment of Mr. Cutillo to the Board is attached to this Current Report on Form 8-K as Exhibit 99.1 hereto.
Item 9.01     Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
99.1	Press release issued by NPK International Inc. on March 11, 2025
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NPK International Inc.
(Registrant)

Date:	March 11, 2025	By:	/s/ Gregg S. Piontek
Gregg S. Piontek
Senior Vice President and Chief Financial Officer
(Principal Financial Officer)